EXHIBIT 10.1
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NIAGARA MOHAWK
NIAGARA MOHAWK POWER CORPORATION/300 ERIE BOULEVARD WEST, SYRACUSE, NEW YORK 13202-4250/TELEPHONE (315\474-1511



							April 18, 1997


Mr. George J. Grunbeck
Vice President, Operations
Selkirk Cogen Partners, L.P.
One Bowdoin Square
Boston, Massachusetts 02114

Re: 	Transmission Service Agreement dated as of December 13, 1990

Dear George:

This letter agreement sets forth certain understandings regarding the future interpretation of the Transmission Services Agreement between Niagara Mohawk Power Corporation ("Niagara") and Selkirk Cogen Partners, L.P. ("Selkirk") dated as of December 13, 1990 as amended (the "Agreement").

Niagara and Selkirk both acknowledge that either party may, at its option, commence a proceeding, respectively, under Section 205 or Section 206 of the Federal Power Act to amend the terms and conditions of the Agreement applicable to the loss determination methodology. However, such option may only be exercised if the petitioner in FERC Docket EL95-38-000 prevails either in its complaint in that docket or in another proceeding, and successfully changes the loss determination methodology applicable in its transmission service agreement with Niagara to an average system-wide basis. To the extent that either party commences such proceeding, it will be obliged to demonstrate therein that the rates it proposes are just and reasonable and otherwise satisfy the requirements of applicable law and regulation.

The Agreement shall apply only to the 265 MW of capacity and energy Selkirk delivers to Consolidated Edison, pursuant to the Power Sales Agreement dated as of April 14, 1989 between Selkirk and Consolidated Edison ("Coned PSA"). To the extent that Selkirk delivers capacity and energy in excess of 265 MW to ConEd or another party, Niagara shall provide transmission services for such excess pursuant to the then applicable tariff, which may be a joint tariff of Niagara and other utilities administered by an independent system operator ("ISO"), or, at Selkirk's option and to the extent the Agreement provides for such service, pursuant to the Agreement. In the event that the ConEd PSA terminates or the amount and price of capacity and energy Selkirk delivers to ConEd pursuant to the ConEd PSA are substantially modified, the Agreement with Niagara shall, at Selkirk's option, terminate without further obligation, except as to services provided prior to the effectiveness of such termination, by Selkirk providing Ni agara with notice of such termination in accordance with the Agreement, provided that such termination

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Mr. George J. Grunbeck
April 18, 1997
Page 2


of the Agreement shall not be effective prior to the beginning of the sixth year following the execution of this letter agreement regardless of the date of any modification or termination of the ConEd PSA. The foregoing shall not limit in any way Selkirk's right to terminate the Agreement under the circumstances described in Section 17.4(ii) of the Agreement.

From this date forward, Niagara and  Selkirk  agree  that  (i)  losses  under
Section 9.1 of the Agreement shall continue to be calculated using the incremental loss calculation methodology referenced and described in Niagara Mohawks' Answer to the Complaint in FERC Docket No. EL95-3 8-000, and may change to a marginal loss calculation methodology if and when such a methodology is made effective under a joint transmission tariff administered by an ISO in New York, and (ii) the rate for transmission service (including scheduling and dispatch and reactive support services ancillary to such transmission service) shall be $1.76//kW-mo. Items i) and ii) will remain as stated for the remaining term of the Agreement or until changed pursuant to a
Section 205 or Section 206 filing made in accordance with the second paragraph of this letter. Notwithstanding the foregoing:

	 (1)	if,  during  the  first  three  years after the execution of this letter agreement: (a) use of the marginal loss calculation methodology, as described in clause (i) of the preceding sentence results for any reason, over the course of a period of twelve consecutive months ending with the month for which the calculation is being made, in losses applicable to Selkirk averaging 3.3% or greater, and (b) application of the incremental loss calculation methodology described in clause (i) of the preceding sentence would have resulted in losses applicable to Selkirk averaging less than 3.3% over such period; or

	(2)	if, commencing with the first month of  the  fourth  year  after  the execution of this letter agreement:  (a) use of the marginal loss calculation methodology, as described in clause (i) of the preceding sentence results for any  reason,  over the course of a period of twelve consecutive months ending with the month for which the  calculation is being made, in losses applicable to Selkirk averaging 1.4% or greater during on-peak hours or  averaging  0.5%
or greater during off-peak hours, and (b) application of the incremental loss calculation  methodology  described  in  clause (i) of the preceding sentence would have resulted in losses applicable  to Selkirk averaging less than 1.4%
during on-peak hours during such period or averaging less  than  0.5%  during off-peak hours during such period, as applicable;

then Selkirk may, at its option, terminate the effectiveness of this letter agreement without further obligation upon thirty days' advance written notice and the parties shall have the rights and obligations set forth in the Agreement as in effect prior to this letter agreement.

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Mr. George J. Grunbeck
April 18, 1997
Page 3


If the foregoing accurately reflects our understanding, please execute at the space provided below and return one executed copy of this letter agreement to me.

                     Respectfully offered by Niagara Mohawk Power Corporation


					/s/ Clement E. Nadeau
					-----------------------------------
					Clement E Nadeau
					Vice President Marketing & Planning



Accepted by Selkirk Cogen Partners, L.P.
  By:  JMC Selkirk, Inc., its
       General Partner


/s/ George J. Grunbeck				May 2, 1997
-------------------------			--------------------
Name:  George J. Grunbeck		    Date:
Title: Vice President



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